Exhibit 99.01

Jones Soda Co. Reports Fiscal 2017 Second Quarter Results

SEATTLE--(BUSINESS WIRE)--August 3, 2017--Jones Soda Co. (the Company) (OTCQB: JSDA), a leader in the craft soda category and known for its unique branding and innovative marketing, today announced results for the second quarter ended June 30, 2017.

“Sales of Lemoncocco and Jones on Fountain, two higher margin initiatives, grew during the quarter. As mainstream soda consumption decreases, we are investing more resources in these on-trend products and opportunities that can deliver revenue growth and value for shareholders,” stated Jennifer Cue, the Company’s CEO.

For the second quarter of 2017, the Company reported revenue of $3.9 million, compared to the prior year’s second quarter revenue of $4.3 million. The Company reported a net loss for the second quarter of 2017 of $55,000 or ($0.00) per share, compared to a net loss of $65,000 or ($0.00) per share, for the second quarter of 2016.

Commenting on other major initiatives, Eric Chastain, the Company’s COO, added, “Our partnership with 7-Eleven USA is stronger than ever. Sell-through of our co-branded private label offerings is up year-over-year, and we continue to expand our relationships within their organization. Our success with 7-Eleven demonstrates that we have the operating capacity and service orientation to serve large partnerships.”

Second Quarter Review - Comparison of Quarters Ended June 30, 2017 and 2016

  Revenue was approximately $3.9 million compared to $4.3 million for the prior year.
  Gross margin increased to 27.0% of revenue, compared to 25.2% last year.
  Net loss improved to $55,000 or ($0.00) per share, compared to a net loss of $65,000 or ($0.00) per share, last year.

Year-to-date Review - Comparison of Six Months Ended June 30, 2017 and 2016

  Revenue was approximately $7.5 million compared to $8.6 million for the prior year.
  Gross margin remained relatively flat at 25.6% of revenue, compared to 26.3% last year.
  Net loss was $252,000 or ($0.01) per share, compared to a net loss of $16,000 or ($0.00) per share, last year.

The declines in revenue are attributable to increased competition in the craft soda segment at grocery, as well as the de-listing of our Jones 12-ounce cans by a major retailer in favor of their own competing private label product.

Company Announces New Board Member

At the Company’s board meeting held on Tuesday, August 1, 2017, the Board of Directors of Jones Soda Co. authorized the appointment of Mr. Jeff Anderson as a new board member of the Company. Mr. Anderson has over 30 years of consumer product experience, of which 20 years was as a CEO and business owner. Mr. Anderson currently works as a board member and Senior VP to Harbor Wholesale, a Pacific Northwest Distribution company.

Conference Call

The Company will discuss its results for the quarter ended June 30, 2017 on its scheduled conference call today, August 3, 2017 at 4:30 p.m. Eastern time (1:30 p.m. Pacific time). This call will be webcast and can be accessed by visiting our website at www.jonessoda.com or www.jonessoda.com/company/jones-press/webcasts. Investors may also listen to the call via telephone by dialing (719) 785-9448 (confirmation code: 1965708). In addition, a telephone replay will be available by dialing (412) 317-6671 (confirmation code: 1965708) through August 10, 2017, at 11:59 p.m. Eastern Time.

Presentation of Non-GAAP Information

This press release contains disclosure of the Company's Adjusted EBITDA, which is a not a United States Generally Accepted Accounting Principle (“GAAP”) financial measure. The difference between Adjusted EBITDA (a non-GAAP measure) and Net Loss (the most comparable GAAP financial measure) is the exclusion of interest expense, income tax expense, depreciation and amortization expense and stock-based compensation. We have included a reconciliation of Adjusted EBITDA to Net Loss in our Non-GAAP Reconciliation in this press release. This non-GAAP measure should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP. Adjusted EBITDA has certain limitations in that it does not take into account the impact of certain expenses to our consolidated statements of operations. In addition, because Adjusted EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. We believe that Adjusted EBITDA provides useful information to investors about the Company's results attributable to operations, in particular by eliminating the impact of non-cash charges related to stock-based compensation, amortization and depreciation that is consistent with the manner in which we evaluate the Company's performance. These adjustments to the Company's GAAP results are made with the intent of providing a more complete understanding of the Company's underlying operational results and provide supplemental information regarding our current ability to generate cash flow. This non-GAAP financial measure and is not intended to be considered in isolation or as a replacement for, or superior to net (loss) as an indicator of the Company's operating performance, or cash flow, as a measure of its liquidity. Adjusted EBITDA should be reviewed in conjunction with Net Loss as calculated in accordance with GAAP.

About Jones Soda Co.

Headquartered in Seattle, Washington, Jones Soda Co.® (OTCQB: JSDA) markets and distributes premium beverages under the Jones® Soda, Jones Zilch®, Jones Stripped™ and Lemoncocco® brands. A leader in the premium soda category, Jones Soda is known for its variety of flavors, made with cane sugar and other high quality ingredients and incorporating always-changing photos sent in from its consumers. The diverse product line of Jones offers something for everyone – pure cane sugar soda, zero-calorie soda and an all-naturally sweetened sparkling beverage with only 30 calories, and Lemoncocco® non-carbonated premium refreshment. Jones Soda is sold across North America in glass bottles, cans and on fountain through traditional beverage outlets, restaurants and alternative accounts. For more information, visit www.jonessoda.com or www.myjones.com or www.drinklemoncocco.com.

Forward-Looking Statements Disclosure

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all passages containing words such as “will,” “aims,” “anticipates,” “becoming,” “believes,” “continue,” “estimates,” “expects,” “future,” “intends,” “plans,” “predicts,” “projects,” “targets,” or “upcoming.” Forward-looking statements also include any other passages that are primarily relevant to expected future events or that can only be evaluated by events that will occur in the future. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. Factors that could affect the Company's actual results include, among others: its ability to successfully execute on its operating plans for 2017; consumer response to and market acceptance of 7-Select® ,the Company’s cobranded product with 7-Eleven, and the Company’s new product, Lemoncocco; the timing and amount of reorders for 7-Select®; competition in the fountain business, particularly from Coke and Pepsi; the Company’s ability to maintain and expand distribution arrangements with distributors, independent accounts, retailers or national retail accounts; its ability to manage operating expenses and generate sufficient cash flow from operations; its ability to increase revenues and achieve case sales goals on reduced operating expenses; its ability to effectively manage and grow international distribution and sales; its ability to develop and introduce new products to satisfy customer preferences; its ability to market and distribute brands on a national basis; changes in consumer demand or market acceptance for its products; its ability to increase demand and points of distribution for its products or to successfully innovate new products and product extensions; changes in pricing and SKUs of its products;its ability to maintain relationships with co-packers; its ability to maintain a consistent and cost-effective supply of raw materials; its ability to maintain brand image and product quality; its ability to attract, retain and motivate key personnel; the impact of currency rate fluctuations; its ability to protect its intellectual property; the impact of future litigation; the impact of intense competition from other beverage suppliers; and its ability to access the capital markets for any future equity financing, and any actual or perceived limitations by being traded on the OTCQB Marketplace. More information about factors that potentially could affect the Company’s operations or financial results is included in its most recent annual report on Form 10-K for the year ended December 31, 2016, filed with the Securities and Exchange Commission on March 23, 2017. Readers are cautioned not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. Except as required by law, the Company undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.

JONES SODA CO.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
	(In thousands, except share data)
Revenue	$3,933	$4,304	$7,468	$8,578
Cost of goods sold	2,872	3,218	5,554	6,320
Gross profit	1,061	1,086	1,914	2,258
Gross profit %	27.0%	25.2%	25.6%	26.3%

Operating expenses:
Selling and marketing	548	505	1,092	1,047
General and administrative	548	587	1,031	1,151
	1,096	1,092	2,123	2,198
Income (loss) from operations	(35)	(6)	(209)	60
Interest expense	(20)	(21)	(35)	(43)
Other income (expense), net	8	(29)	7	(17)
Loss before income taxes	(47)	(56)	(237)	-
Income tax expense, net	(8)	(9)	(15)	(16)
Net loss	$(55)	$(65)	$(252)	$(16)

Net loss per share - basic and diluted	$(0.00)	$(0.00)	$(0.01)	$(0.00)
Weighted average basic and diluted common shares outstanding	41,410,142	41,315,727	41,389,138	41,315,308

JONES SODA CO.
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2017	December 31, 2016
	(Unaudited)
	(In thousands, except share data)
ASSETS
Current assets:
Cash and cash equivalents	$745	$733
Accounts receivable, net of allowance of $21 and $13	2,669	2,174
Inventory	2,100	1,850
Prepaid expenses and other current assets	144	142
Total current assets	5,658	4,899
Fixed assets, net of accumulated depreciation of $560 and $922	35	25
Other assets	8	8
Total assets	$5,701	$4,932
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,695	$1,049
Line of credit	1,464	1,205
Accrued expenses	796	835
Taxes payable	17	26
Total current liabilities	3,972	3,115
Deferred rent	12	12
Shareholders’ equity:
Common stock, no par value:
Authorized — 100,000,000; issued and outstanding shares — 41,449,373 shares and 41,340,727 shares, respectively	53,818	53,772
Additional paid-in capital	8,753	8,674
Accumulated other comprehensive income	258	219
Accumulated deficit	(61,112)	(60,860)
Total shareholders’ equity	1,717	1,805
Total liabilities and shareholders’ equity	$5,701	$4,932

JONES SODA CO.
NON-GAAP RECONCILIATION
(In thousands)

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
GAAP net loss	$(55)	(65)	$(252)	(16)
Stock based compensation	38	48	79	77
Interest expense	20	21	35	43
Income tax expense, net	8	9	15	16
Depreciation and amortization	2	4	5	8
Non-GAAP Adjusted EBITDA	$13	$17	$(118)	$128

CONTACT:
Jones Soda Co.
Max Schroedl, 206-624-3357
Chief Financial Officer
finance@jonessoda.com